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Exhibit 99.1
                                                                     Source: MIV
PRESS RELEASE                                                  Therapeutics Inc.

MIV THERAPEUTICS AND SAHAJANAND MEDICAL
TECHNOLOGIES TO JOIN FORCES TO FORM WORLD
CLASS DRUG-ELUTING CORONARY STENT COMPANY
Friday March 11, 5:01 pm ET

TRANSACTION WILL BRING COMPANY $20 MILLION APPROXIMATE ANNUAL REVENUES AND INTERNATIONAL PRODUCTION AND DISTRIBUTION

VANCOUVER, B.C.--(BUSINESS WIRE)--March 11, 2005--MIV Therapeutics Inc., (OTCBB:MIVT - NEWS) a developer of next-generation biocompatible coatings and drug delivery technologies, announced today that it has executed a letter of intent to acquire Sahajanand Medical Technologies, one of the world's largest manufacturers of advanced coronary stents. Alan Lindsay, Chairman, President and CEO of MIVT, made the announcement.

Sahajanand Medical Technologies (SMT), based in Surat, India, a leader in the use of high-precision laser technology, and is a maker of state-of-the-art drug-eluting and non-drug-eluting stents. Established in 1997, SMT is the largest privately-held producer of coronary drug eluting stents outside of North America, with its stents sold in more than 33 countries and over 25,000 implants.

"This acquisition creates powerful synergies that will immediately make MIVT a world-class stent company, uniting our pipeline of proprietary future science with SMT's advanced manufacturing and distribution capabilities," said Mr. Lindsay. "SMT's leading-edge production techniques and worldwide distribution have already established it as a provider of some of the highest quality stents available, . Access to SMT's facilities and personnel will also enable MIVT to accelerate our business and scientific strategies in the commercialization of our unique Hap-based coating technology for biocompatible and drug-eluting stents. The union of our companies will truly make MIVT a major industry player."

The companies believe they will enter into a definitive agreement within the next 30 days, pending the successful completion of routine required auditing procedures. MIVT expects SMT to generate approximately $20 million in revenues in the next year. The Company estimates that the market for its advanced stents will grow to approximately $100 million in the next three years.

MIVT is developing a next generation line of proprietary advanced biocompatible coatings for passive and drug-eluting application on cardiovascular stents and other implantable medical devices. MIVT's proprietary ultra-thin coating has been derived from a unique biocompatible material called Hydroxyapatite (HAp) that has been shown to significantly inhibit the body's inflammatory response, and other serious complications.

"SMT has already achieved significant penetration of several global markets, including India, Latin America, Middle East and China," said Mr. Lindsay. "

Among the Company products are drug-eluting stents called the Infinnium Stent, and the Supralimus Stent, as well as bare metal Matrix Stent. The medicines are eluted from the stents directly into the arteries where they're implanted, enhancing artery health and long term success of the stent by minimizing problems such as restenosis, or re-narrowing of the arteries.

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Dhirajlal Kotadia, founder, president CEO of SMT, originally developed the advanced laser-based production technique to cut diamonds; because of that innovation, 80% of the world's diamonds are now cut in India. Since adapting that technology to the production of coronary stents, large clinical registry studies have shown the SMT stents to provide performance at par with the best products, involving more than 2,000 post-operative patients.

SMT expects to cross the benchmark of 50,000 implanted stents in the current year. SMT's laser cutting methods also enable the Company to produce state-of-the-art stents at significantly lower prices than competitors.

"I am excited to unite the capabilities of our two companies to create one strong and focused contributor to the care of cardiac patients worldwide," said Mr. Kotadia.

About Sahajanand Medical Technologies PVT Ltd. (SMT - India)

SMT-India believes in continuous evolution and innovation to provide next generation medical devices at affordable prices. Since 1998, SMT -India has been focused on drug eluting stents. In 2002, Infinnium Revolutionary Paclitaxel Eluting Stent was commercially launched in the Indian market and has been and overwhelming domestic success. Subsequently the Supralimus stent was launched in 2004. SMT - India products are supplied in over 140 Cathlabs across India and widely accepted by leading interventional cardiologists. SMT exports are made in 17 countries worldwide and has locally registered products in 5 countries. 2 year follow-up data were presented at major Cardiological Congresses the Euro-PCR in Paris 2004, and TCT in Washington DC, in September, 2004. The prospective study called "Simple II" was completed recently and will be presented at Euro-PCR in Paris in May, 2005. SMT held a large-scale Clinical Scientific Meeting attending more than 570 Invasive Cardiologists, in February, 2005, in Dubai.


About MIV Therapeutics

MIV Therapeutics is developing a next generation line of advanced biocompatible coatings for passive and drug-eluting application on cardiovascular stents and other implantable medical devices. MIVT's ultra-thin coating has been derived from a unique biocompatible material called Hydroxyapatite (HAp) that has been shown to significantly inhibit the body's inflammatory response and the problem of restenosis associated with implanted medical devices. Hydroxyapatite is a biocompatible and bioactive porous material that makes up the bone mineral and matrix of teeth. It is widely used as a bone substitute material and for coating implantable fixation devices in orthopedic, dental and other applications. MIVT reached a Collaborative Research Agreement (CRA) with the University of British Columbia received a research and development grant from the Natural Sciences and Engineering Research Council of Canada (NSERC) in 2002 for the additional development of Hydroxyapatite as a drug eluting coating. MIVT's ultra-thin coating formulation is designed primarily to protect surrounding tissue from the chemical interaction of metal stents. The Company has progressed to the next development stage, which is expected to finalize the drug-eluting research and development program.

Please visit WWW.MIVTHERAPEUTICS.COM for more information.

Cautionary Language

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Such statements are indicated by words or phrases such as "believe", "will", "breakthrough", "significant", "indicated", "feel", "revolutionary", "should", "ideal", "extremely" and "excited." These statements are made under "Safe Harbor" provisions of the


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Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's recent Form 10-K and Form 10-Qs, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

-------------------
CONTACT:
     MIV Therapeutics Inc.
     Dan Savino, 1-800-221-5108 ext.16 (Investors)
     Fax: 604 301-9546
     dsavino@mivi.ca
     ---------------
     or
     Trilogy Capital Partners
     Paul Karon, 800-342-1467 (Investors)
     paul@trilogy-capital.com
     ------------------------
     or
     Product inquiries and business opportunities:
     Arc Rajtar, 604-301-9545 ext.22
     arajtar@mivi.ca
     ---------------


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Source: MIV Therapeutics Inc.


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